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                                  EXHIBIT 11.1

                           SONUS PHARMACEUTICALS, INC.

                   COMPUTATION OF PRO FORMA NET LOSS PER SHARE
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                                                                                   Year Ended December 31,
                                                                                  --------------------------
                                                                                     1995           1994
                                                                                  -----------    -----------
Net Loss ......................................................................   $(5,938,941)   $(8,897,275)
                                                                                  ===========    ===========

Weighted average shares outstanding ...........................................     3,280,928      1,859,478
Weighted average common shares giving effect to the
  conversion of preferred stock into common stock for
  all periods through the closing date of the initial public
  offering ....................................................................     1,841,064      2,293,799
Net effect of stock options exercised and stock options
  and warrants granted during the 12 months prior to the Company's filing of its initial public offering, at less than offering price, calculated using the treasury stock method at the offering price of $7 per share, and treated as outstanding for all periods through the
  closing date of the initial public offering .................................        73,297        262,943
Effect of assumed conversion of the convertible
  subordinated debenture into common stock using the
  initial public offering price of $7 per share ...............................       367,266        462,857
Effect of assumed conversion of $3.6 million of deferred
  revenue from the time of receipt, plus accrued interest
  at the initial public offering price of $7 per share ........................       418,466         48,566
                                                                                  -----------    -----------
Shares used in computation of pro forma net loss per share ....................     5,981,021      4,927,643
                                                                                  ===========    ===========

Pro forma net loss per share ..................................................    $    (0.99)   $     (1.80)
                                                                                  ===========    ===========
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